Exhibit 5.2

中伦金通律师事务所
ZHONG LUN LAW FIRM
北京 上海 深圳 广州 东京
Beijing Shanghai Shenzhen Guangzhou Tokyo

中国深圳市深南东路5047号深圳发展银行大厦18楼 邮政编码：518001
18/F, Shenzhen Development Bank Tower, 5047 Shennan Road East,
Shenzhen, 518001, People's Republic of China

电话/Tel：+86 755 3320 6999
传真/Fax：+86 755 3320 6888
网址/Url：www.zhonglun.com

To: October 24, 2007

The Investors

As defined in the Securities Purchase Agreement

Roth Capital Partners, LLC

24 Corporate Plaza

Newport Beach, CA 92660

Brean Murray Carret & Co.

570 Lexington Avenue

New York, NY 10022.6822

China Public Security Technology, Inc.

21st Floor, Everbright Bank Building,

Zhuzilin, Futian District, Shenzhen, Guangdong,

People's Republic of China 518040

Re: Legal Opinion on the Management Services Agreement

To whom it may concern,

We have been instructed to provide this Legal Opinion on the Management Services Agreement ("The Agreement").

We are rendering our opinion based on the PRC laws and regulations, and no opinion is herein rendered with respect to laws other than those of the People's Republic of China (the "PRC", for the purpose of this legal opinion shall exclude Hong Kong, Macau and Taiwan), and we assume no responsibility as to the applicability of the laws of any other jurisdiction to The Agreement, or the their effect thereon.

It should be understood that subsequent developments or amendments of the laws of the PRC may affect this legal opinion and that we do not have any obligation to update, revise, or reaffirm this Legal Opinion.

This legal opinion shall be used for reference only for the addressee deciding on

whether or not to enter into The Agreement.

In addition to the stipulations and limitations set forth above, the opinions rendered herein are subject to the following assumptions and limitations:

1 The Agreement provided to us by China Public Security Technology, Inc. are true, full, and without any misleading information;

2 The parties to The Agreement have full legal capacities to enter into The Agreement;

3 No new laws and regulations have been promulgated and come into effect that may affect the opinions rendered herein.

Based on the above-mentioned assumptions, limitations, and pursuant to the currently effective laws and regulations, we hereby render the following opinions on the legality of The Agreement:

1 The legality of the parties to The Agreement

1.1 The Agreement has four parties, namely:

1.1.1 The Public Security Technology (PRC)Co., Ltd, a wholly foreign owned enterprise existing under the PRC law, whose registered address is 21st floor, Everbright Bank Building, ZhuziLin, Futian District, Shenzhen City, Guangdong Province;

1.1.2 Shenzhen IASPEC Software Engineering Company Limited, a limited liabilities company existing under the PRC law, whose registered address is Section D, 4th floor, Tower 2, Tian An Digital City, Chegongmiao, Shenzhen City, Guangdong Province;

1.1.3 Lin jiang-huai, a PRC citizen; and

1.1.4 Cai jin-zhu, a PRC citizen.

1.2 We view that the above-mentioned four parties to The Agreement have full capacity to civil rights and to civil conducts to enter into The Agreement.

2 The legality of the content of The Agreement

2.1 We view that no material incompliance with the PRC laws and regulations is identified with the content of The Agreement.

3 The legality of the form of The Agreement

3.1 We view that there is no compulsory provision in the PRC laws and regulations on the form of such contracts/agreements as The Agreement. The form of The Agreement is not in incompliance with the PRC laws and regulations.

To sum up the above, we view that The Agreement is not in incompliance with the any of the compulsory provisions of the currently effective PRC laws and regulations, and no circumstances as provided for in Article 52 of the Contract Law of the People's Republic of China is identified that may cause The Agreement to be null and void. The Agreement shall be legally binding on all of the parties thereto as of the date of its conclusion.

We are rendering this legal opinion for the addressee mentioned in the initial part and for the purpose mentioned in the initial part hereof. This legal opinion shall not be used, circulated, quoted or otherwise referred to for any other purposes, nor is anyone other than the addressee hereof entitled to rely on this opinion.

This legal opinion shall be governed and construed by the laws of the PRC and subject to the exclusive jurisdiction of the courts of the PRC.

Jack Lai (Managing Partner)

Zhong Lun Law Firm Shenzhen Office